Exhibit 4.1
AMENDMENT NO. 4 TO RIGHTS AGREEMENT

Amendment No. 4, dated as of April 18, 2014 (the "Amendment"), between Chindex International, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the "Rights Agent").

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of June 7, 2007;

WHEREAS, the Company and the Rights Agent entered into Amendment No. 1 to Rights Agreement, dated as of November 4, 2007, Amendment No. 2 to Rights Agreement, dated as of June 8, 2010 and Amendment No. 3 to Rights Agreement (the "Third Amendment"), dated as of February 17, 2014 (the aforesaid Rights Agreement, as so amended, the "Rights Agreement");

WHEREAS, the Company intends to enter into an Amended and Restated Agreement and Plan of Merger (as it may be amended from time to time, the "Merger Agreement"), dated as of April 18, 2014, with Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership ("Parent"), and Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent (the "Merger");

WHEREAS, the Company's Board of Directors and the Transaction Committee of the Company's Board of Directors have approved the Merger Agreement; and

WHEREAS, the Company desires to further amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment in accordance with Section 28 of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.            Amendment to Definition of Acquiring Person. The last sentence of Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding anything to the contrary in this Agreement:

(i)            none of Parent, Merger Sub or any of their respective Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person solely by virtue of (w) the execution and delivery of the Merger Agreement or any agreements, arrangements or understandings entered into by Parent, Merger Sub or any of their respective Affiliates or Associates as expressly contemplated by the Merger Agreement (including, without limitation, the Guarantee, the Equity Commitment Letters, the Support Agreement and any Additional Rollover Agreements (as defined in the Merger Agreement)) if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement, (x) the announcement of the Merger Agreement or the Merger, (y) the consummation of the Merger or (z) the consummation of the other transactions contemplated by the Merger Agreement (including, without limitation, the transactions contemplated by the Guarantee, the Equity Commitment Letters, the Support Agreement and any Additional Rollover Agreements) upon the terms and conditions of the Merger Agreement;

(ii)            none of Parent, Merger Sub, Sponsor, Significant Stockholder, any other party to the Support Agreement, any Additional Rollover Stockholder or any of their respective Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person solely by virtue of (x) the execution and delivery of the Support Agreement, the Additional Rollover Agreements (if any, as defined in the Merger Agreement), the Side Agreement or any agreements, arrangements or understandings entered into by Parent, Merger Sub, Sponsor, Significant Stockholder or any other party to the Support Agreement as expressly contemplated by the Support Agreement (including, without limitation, the Letters of Commitment and the Subscription Agreement (as defined in the Support Agreement)), any Additional Rollover Agreement or the Side Agreement or (y) any actions taken pursuant to the Support Agreement, the Additional Rollover Agreements (if any), the Side Agreement or any such other agreements, arrangements or understandings (each of the events set forth in the foregoing clauses (i)(w), (i)(x), (i)(y), (i)(z), (ii)(x) and (ii)(y), a "Merger Exempt Event"); and

(iii)            in the event that any Person to whom a Merger Exempt Event applies is also referred to in the parenthetical in clause (iv), (v) and/or (vi) of the definition of Excluded Person, such parenthetical shall be deemed not to apply to such Person.

2.            New Definitions.  Section 1 of the Rights Agreement is hereby amended to replace in their entirety all the defined terms added thereto by the Third Amendment with the following defined terms :

(jj)             "Equity Commitment Letters" shall mean (x) the amended and restated equity financing commitment letter, dated as of April 18, 2014, executed by Sponsor in favor of Parent, pursuant to which Sponsor has committed to invest in Parent the amount set forth therein and (y) the amended and restated equity financing commitment letter, dated as of April 18, 2014, executed by Significant Stockholder in favor of Parent, pursuant to which Significant Stockholder has committed to invest in Parent the amount set forth therein.

(kk)            "Guarantee" shall mean the amended and restated limited guarantee, dated as of April 18, 2014, executed by Sponsor in favor of the Company with respect to certain of the obligations of Parent and Merger Sub under the Merger Agreement.

(ll)            "Merger" shall have the meaning set forth in Section 1(mm) hereof.

(mm)            "Merger Agreement" shall mean the Amended and Restated Agreement and Plan of Merger, dated as of April 18, 2014, by and among the Company, Parent and Merger Sub (as it may be amended or supplemented from time to time), pursuant to which, among other things, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent (the "Merger").

(nn)            "Merger Exempt Event" shall have the meaning set forth in Section 1(a) hereof.

(oo)            "Merger Sub" shall mean Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

(pp)            "Parent" shall mean Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership.

(qq)            "Side Agreement" shall mean the Agreement by and among Parent, Sponsor and Significant Stockholder dated as of April 18, 2014 .

(rr)          "Significant Stockholder" shall mean Fosun Industrial Co., Limited, a Hong Kong corporation.

(ss)            "Sponsor" shall mean TPG Asia VI, L.P., a Cayman Islands limited partnership.

(tt)            "Support Agreement" shall mean the Support Agreement, dated as of February 17, 2014, by and among Parent, Sponsor and each stockholder of the Company listed on Schedule A thereto (as it may be amended or supplemented from time to time with the written consent of the Company) and a letter agreement re Support Agreement, dated as of April 18, 2014, by and among Sponsor, Ms. Roberta Lipson and Significant Stockholder.

3.            Directions to Rights Agent; Officer's Certificate.  The Company hereby directs the Rights Agent, in accordance with the terms of Section 28 of the Rights Agreement, to execute this Amendment in its capacity as Rights Agent.  The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company that (a) he or she holds the office set forth under his or her name on the signature page hereto and (b) this Amendment is in compliance with Section 28 of the Rights Agreement.

4.            Miscellaneous.  The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  In accordance with the resolutions adopted by the Company's Board of Directors, this Amendment is effective as of the time at which such resolutions were so adopted.  Except as set forth in this Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument, it being understood that counterparts may be delivered by facsimile or .pdf.  Headings of the several Sections of the Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Kenneth A. Nilsson
	Name:	Kenneth A. Nilsson
	Title:	Chairman of the Board of Directors

AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Carlos Pinto
	Name:	Carlos Pinto
	Title:	Senior Vice President

[Signature Page to Amendment No. 4 to Rights Agreement]